Agreement No. 08-0204

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made effective the 21st day of November, 2007, by and between Wisconsin Alumni Research Foundation (hereinafter called “WARF”), a nonstock, nonprofit Wisconsin corporation, and Enable IPC (hereinafter called “Licensee”), a corporation organized and existing under the laws of Delaware;

WHEREAS, WARF owns certain intellectual property rights to the inventions described in the “Licensed Patents” defined below, and WARF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1.

Definitions.

For the purpose of this Agreement, the Appendix A definitions shall apply.

Section 2.

Grant.

                        A.

License.

            WARF hereby grants to Licensee under the Licensed Patents an exclusive license to make, use and sell Products in the Licensed Field and Licensed Territory.

B.

Sublicenses.

(i)

Licensee may grant written, nonexclusive sublicenses to third parties.  Any agreement granting a sublicense shall state that the sublicense is subject to the termination of this Agreement.  Licensee shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of Licensee.  Licensee shall provide WARF with the name, contact information and address of each sublicensee, as well as information regarding the number of full-time employees of any such sublicensee to allow WARF to determine whether it can maintain its small entity filing status for patent prosecution and maintenance purposes.

(ii)

With respect to sublicenses granted by Licensee under this Section 2B, Licensee shall pay to WARF an amount equal to what Licensee would have been required to pay to WARF had Licensee sold the amount of Products sold by such sublicensee.  In addition, if Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a sublicense, and such payments are not based directly upon the amount or value of Products sold by the sublicensee, then Licensee shall pay WARF twenty five percent (25%) of such payments in the manner specified in Section 4E.  Licensee shall not receive from its sublicensees anything of value in lieu of cash payments in consideration for any sublicense granted under this Agreement without the express prior written consent of WARF.

C.

Reservation of Rights.

            WARF hereby reserves the right to grant non-profit research institutions and governmental agencies non-exclusive licenses to practice and use the inventions of the Licensed Patents for Non-Commercial Research Purposes.  WARF, the University of Wisconsin and the inventors of the Licensed Patents shall have the right to publish any information included in the Licensed Patents.

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D.        License to WARF.

(i)            Licensee hereby grants, and shall require its sublicensee(s) to grant, to WARF a nonexclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses to non-profit research institutions and governmental agencies, to practice and use “Improvements” for Non-Commercial Research Purposes.  “Improvements” shall mean any patented modification of an invention described in the Licensed Patents that (1) would be infringed by the practice of an invention claimed in the Licensed Patents; or (2) if not for the license granted under this Agreement, would infringe one or more claims of the Licensed Patents.  Licensee shall provide WARF with a written, enabling disclosure of each such invention, unambiguously identifying it as an invention governed by this paragraph, within six (6) months of the issuance of a patent thereon.

(ii)

In the event that Licensee and its sublicensee(s) discontinue the use or commercialization of the Licensed Patents or any Improvements provided for under this Agreement, Licensee shall grant, and shall require its sublicensee(s) to grant, to WARF an option to obtain a nonexclusive, royalty-bearing license, with the right to grant sublicenses, to practice and use said Improvements for commercial purposes.  Licensee shall provide to WARF written notice that Licensee and its sublicensee(s) intend to discontinue such use or commercialization immediately upon making such a decision.  WARF’s option with respect to each Improvement shall expire sixty (60) days after WARF’s receipt of said written notice from Licensee.  The failure of WARF to timely exercise its option under this paragraph shall be deemed a waiver of WARF’s option, but only with respect to the Improvement so disclosed.

Section 3.

Development.

A.

Licensee shall diligently develop, manufacture, market and sell Products in each Licensed Field and Licensed Territory throughout the term of this Agreement.  Such activities shall include, without limitation, those activities listed in the Development Plan attached hereto as Appendix E.  Licensee agrees that said Development Plan is reasonable and that it shall take all reasonable steps to meet the development program as set forth therein.

B.

Beginning in calendar year 2008 and until the date of first commercial sale, Licensee shall provide WARF with a written Development Report summarizing Licensee’s development activities since the last Development Report and any necessary adjustments to the Development Plan.  Licensee agrees to provide each Development Report to WARF on or before thirty (30) days from the end of each semi-annual period ending June 30 and December 31 for which a report is due, and shall set forth in each Development Report sufficient detail to enable WARF to ascertain Licensee’s progress toward the requirements of the Development Plan. WARF reserves the right to audit Licensee’s records relating to the development activities required hereunder.  Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth in Section 6 for auditing the financial records of Licensee.

C.

Licensee agrees to and warrants that it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents and to develop Products for sale in the commercial market and that it so intends to develop Products for the commercial market.  Licensee acknowledges that any failure by Licensee to reasonably implement the Development Plan, or to make timely submission to WARF of any Development Report, or the providing of any false information to WARF regarding Licensee’s development activities hereunder, shall be a material breach of this Agreement.

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Section 4.

Consideration.

A.

License Fee.

Licensee agrees to pay to WARF a license fee of fifty thousand dollars ($50,000) in two equal installments of twenty five thousand dollars ($25,000) with the first installment due within thirty (30) days of Licensee’s execution of this Agreement and the second installment due one (1) year from the effective date of this Agreement.

B.

Royalty.

In addition to the Section 4A license fee, Licensee agrees to pay to WARF as “earned royalties” a royalty calculated as a percentage of the Selling Price of Products in accordance with the terms and conditions of this Agreement.  The royalty is deemed earned as of the earlier of the date the Product is actually sold, leased or otherwise transferred for consideration, the date an invoice is sent by Licensee, or the date a Product is transferred to a third party for any promotional reasons.  The royalty shall remain fixed while this Agreement is in effect at a rate of five percent (5%) of the Selling Price of Products.

C.

Minimum Royalty.

Licensee further agrees to pay to WARF a minimum royalty of twenty five thousand dollars ($25,000) per calendar year or part thereof during which this Agreement is in effect starting in calendar year 2010, against which any earned royalty paid for the same calendar year will be credited.  The minimum royalty for a given year shall be due at the time payments are due for the calendar quarter ending on December 31.  It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due WARF for any other given calendar year.

D.

Patent Fees and Costs.

(i)

Licensee also agrees to reimburse WARF for one hundred percent (100%) of all reasonable costs incurred by WARF in filing, prosecuting and maintaining the Licensed Patents.  With respect to those costs invoiced to WARF prior to the Effective Date, Licensee shall pay to WARF $12,197.35 within thirty (30) days of Licensee’s execution of this Agreement. With respect to those costs invoiced to WARF after the Effective Date, Licensee shall pay to WARF such costs within thirty (30) days of receiving an invoice from WARF.

(ii)

WARF is not obligated to make or maintain any foreign filing of the Licensed Patents.  If Licensee desires WARF to make or maintain such foreign filings, Licensee must notify WARF in writing three (3) months prior to the expiration of the deadline for making such foreign filings, indicating those countries in which Licensee desires WARF to pursue foreign patent protection.  Any country for which WARF files for such patent protection at Licensee’s request shall be included in the Licensed Territory under this Agreement.  WARF reserves the right to file a patent application, at its own expense, in any countries not requested by Licensee pursuant to this Section 4D.  Licensee acknowledges that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. § 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to make and maintain foreign filings in those countries not selected by Licensee and/or WARF.

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(iii)

WARF will prosecute all national applications it files at Licensee’s request pursuant to this Section 4D until WARF determines that continued prosecution is unlikely to result in the issuance of a patent in that country.  If WARF decides to abandon prosecution or maintenance of any patent or patent application under the Licensed Patents in a country in which Licensee has requested WARF to make and maintain such filing, WARF shall provide Licensee notice of WARF’s intent to abandon such application.  In such event, Licensee shall have the right to continue prosecution of said application, at its own expense, on behalf of WARF and Licensee, to the extent allowed under applicable law.

E.

Accounting; Payments.

(i)

Amounts owing to WARF under Sections 2B and 4B shall be paid on a quarterly basis, with such amounts due and received by WARF on or before the thirtieth (30th) day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned.  The balance of any amounts which remain unpaid more than thirty (30) days after they are due to WARF shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law.  However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

(ii)

Except as otherwise directed, all amounts owing to WARF under this Agreement shall be paid in U.S. dollars to WARF at the address provided in Section 16(a).  All royalties owing with respect to Selling Prices stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment.  WARF is exempt from paying income taxes under U.S. law.  Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on WARF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement.  All such taxes, assessments, or other charges shall be assumed by Licensee.

(iii)

A full accounting showing how any amounts owing to WARF under Sections 2B and 4B have been calculated shall be submitted to WARF on the date of each such payment.  Such accounting shall be on a per-country and product line, model or tradename basis and shall be summarized on the form shown in Appendix C of this Agreement.  In the event no payment is owed to WARF, a statement setting forth that fact shall be supplied to WARF.

Section 5.

Certain Warranties.

A.

WARF warrants that except as otherwise provided under Section 14 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement.  However, nothing in this Agreement shall be construed as:

(i)

a warranty or representation by WARF as to the validity or scope of any of the Licensed Patents;

(ii)

a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties; or

(iii)

an obligation to furnish any know-how not provided in the Licensed Patents or any services other than those specified in this Agreement.

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B.

WARF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES, OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

C.

Licensee represents and warrants that Products produced under the license granted herein shall be manufactured substantially in the United States as required by 35 U.S.C § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

Section 6.

Recordkeeping.

A.

Licensee and its sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its sublicensee(s)’s accounting referred to above, including, without limitation, inventory, purchase and invoice records relating to the Products or their manufacture.  In addition, Licensee shall maintain documentation evidencing that Licensee is in fact pursuing the development of Products as required herein.  Such documentation may include, but is not limited to, invoices for studies advancing the development of Products, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development of Products.  Such books and records shall be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement.

B.

Licensee and its sublicensee(s) shall take all steps necessary so that WARF may within thirty (30) days of its request review and copy all the books and records at a single U.S. location to allow WARF to verify the accuracy of Licensee’s royalty reports and Development Reports and the royalty reports of its sublicensee(s).  Such review may be performed by any employee of WARF as well as by any attorney or registered CPA designated by WARF, upon reasonable notice and during regular business hours.

C.

If a royalty payment deficiency is determined, Licensee and its sublicensee(s), as applicable, shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4E(i).

D.

If a royalty payment deficiency for a caledar year exceeds the lesser of five percent (5%) of the royalties paid for that year or $50,000, then Licensee or its sublicensee(s) shall be responsible for paying WARF’s out-of-pocket expenses incurred with respect to such review.

Section 7.

Term and Termination.

A.

The term of this license shall begin on the effective date of this Agreement and continue until this Agreement is terminated as provided herein or until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Sections 2B and 4B, once begun, ceases for more than eight (8) calendar quarters.

B.

Licensee may terminate this Agreement at any time by giving at least ninety (90) days written and unambiguous notice of such termination to WARF.  Such a notice shall be accompanied by a statement of the reasons for termination.

C.

If Licensee at any time defaults in the timely payment of any monies due to WARF or the timely submission to WARF of any Development Report, fails to actively pursue the development plan, or commits any breach of any other covenant herein contained, and Licensee fails to

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remedy any such breach or default within ninety (90) days after written notice thereof by WARF, or if Licensee commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, or if Licensee or its sublicensee(s) offer any component of the Licensed Patents to their creditors, WARF may, at its option, terminate this Agreement by giving notice of termination to Licensee.

D.

Upon the termination of this Agreement, Licensee and its sublicensee(s) shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination, and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year.

E.

Waiver by either party of a single breach or default, or a succession of breaches or defaults, shall not deprive such party of any right to terminate this Agreement in the event of any subsequent breach or default.

Section 8.

Assignability.

This Agreement may not be transferred or assigned by Licensee without the prior written consent of WARF.

Section 9.

Contest of Validity.

In the event Licensee or its sublicensee(s) contest the validity or enforceability of any Licensed Patent, Licensee and its sublicensee(s) shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

Section 10.

Enforcement.

WARF intends to protect the Licensed Patents against infringers or otherwise act to eliminate infringement when, in WARF’s sole judgment, such action may be necessary, proper, justified and makes reasonable business sense considering all factors.  In the event that Licensee or its sublicensee(s) believe there is infringement of any Licensed Patent under this Agreement which is to its substantial detriment, Licensee shall provide WARF with notification and reasonable evidence of such infringement.

Section 11.

Patent Marking.

Licensee and its sublicensee(s) shall mark all Products or Product packaging with the appropriate patent number reference in compliance with the requirements of U.S. law, 35 U.S.C. § 287.

Section 12.

Product Liability; Conduct of Business.

A.

Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WARF and the inventors of the Licensed Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products arising from any right or obligation of Licensee or its sublicensee(s) hereunder.  WARF at all times reserves the right to select and retain counsel of its own to defend WARF’s interests.

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B.

Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the products subject to this Agreement and that such insurance coverage lists WARF and the inventors of the Licensed Patents as additional insureds.  Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to WARF that the coverage is being maintained with WARF and its inventors listed as additional insureds.  In addition, Licensee shall provide WARF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

Section 13.

Use of Names.

Neither Licensee nor its sublicensee(s) shall use WARF’s name, the name of any inventor of inventions governed by this Agreement, or the name of the University of Wisconsin in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used.

Section 14.

United States Government Interests.

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes.  Any license granted under this Agreement to Licensee or any of its sublicensee shall be subject to such right.

Section 15.

Miscellaneous.

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin.  If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect.  If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.  The parties hereto are independent contractors and not joint venturers or partners.

Section 16.

Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(a)

Wisconsin Alumni Research Foundation

Attn:  Contracts Manager

614 Walnut Street

Madison, Wisconsin  53726

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(b)

Enable IPC

Attn: David Walker

25520 Ave. Stanford #311

Valencia, CA 91355

Section 17.

Integration.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 17, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement.  Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Section 18.

Confidentiality.

The parties hereto agree to keep any information identified as confidential by the disclosing party confidential using methods at least as stringent as each party uses to protect its own confidential information.  “Confidential Information” shall include Licensee’s development plan and development reports, the Licensed Patents and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is exchanged in confidence between the parties.  Except as may be authorized in advance in writing by WARF, Licensee shall only grant access to WARF’s Confidential Information to its sublicensee(s) and those employees of Licensee and its sublicensee(s) involved in research relating to the Licensed Patents.  Licensee shall require its sublicensee(s) and all such employees to be bound by terms of confidentiality no less restrictive than those set forth in this Section 18.  Licensee and its sublicensee(s) shall not use any Confidential Information to WARF’s detriment, including, but not limited to, claiming priority to the Licensed Patents in any patent prosecution.  The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(i)

WARF, Licensee or its sublicensee(s) can show by written record that it possessed the information prior to its receipt from the other party;

(ii)

the information was already available to the public or became so through no fault of WARF, Licensee or its sublicensee(s);

(iii)

the information is subsequently disclosed to WARF, Licensee or its sublicensee(s) by a third party that has the right to disclose it free of any obligations of confidentiality; or

(iv)

five (5) years have elapsed from the expiration of this Agreement.

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Section 19.

Authority.

The persons signing on behalf of WARF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

   WISCONSIN ALUMNI RESEARCH FOUNDATION

By: /s/ Craig J. Christianson

Date: December 11, 2007

     Craig J. Christianson, Director of Licensing

   ENABLE IPC

By: /s/ David A. Walker

Date: December 13, 2007

Name and Office:_David Walker, CEO________________________________

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APPENDIX A

A.

“Licensed Patents” shall refer to and mean those patents and patent applications listed on Appendix B attached hereto in countries in the Licensed Territory and any subsequent patent application owned by WARF in a country in the Licensed Territory but only to the extent it claims priority to an invention claimed in a patent application listed on Appendix B.

B.

“Products” shall refer to and mean any and all products that employ or are in any way produced by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.

C.

“Selling Price” shall mean, in the case of Products that are sold or leased, the invoice price to the end user of Products (regardless of uncollectible accounts) less any shipping costs, allowances because of returned Products, or sales taxes.  The “Selling Price” for a Product that is transferred to a third party for promotional purposes without charge or at a discount shall be the average invoice price to the end user of that type of Product during the applicable calendar quarter.

D.

“Development Report” shall mean a written account of Licensee’s progress under the development plan having at least the information specified on Appendix D to this Agreement, and shall be sent to the address specified on Appendix D.

E.

“Licensed Field” shall be limited to the field of capacitors for consumer and industrial applications, excluding transportation-related applications.

F.

“Licensed Territory” shall be limited to the United States and those countries or regions for which Licensee has paid to WARF the foreign filing fees as required under Section 4D above.

G.

“Non-Commercial Research Purposes” shall mean the use of the inventions of the Licensed Patents and/or Improvements for academic research purposes or other not-for-profit or scholarly purposes not involving the use of the inventions of the Licensed Patents or Improvements to perform services for a fee or for the production or manufacture of products for sale to third parties.

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APPENDIX B

LICENSED PATENTS

REFERENCE NUMBER	COUNTRY	PATENT NUMBER	ISSUE DATE	APPLICATION SERIAL NUMBER

NANOPOROUS INSULATING OXIDE ELECTROLYTE MEMBRANE ULTRACAPACITOR AND BUTTON CELL, AND METHOD OF MANUFACTURE AND USE THEREOF ( ANDERSON Marc A, LEONARD Kevin C)

P06293US	UNITED STATES	11/932519
P06293WO	PCT

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